As filed with the Securities and Exchange Commission on December 4, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PROXIM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2198231 (I.R.S. Employer Identification Number)

935 Stewart Drive
Sunnyvale, California 94085
(408) 731-2700
(Address of principal executive offices) (Zip Code)

Proxim Corporation 2002 Nonstatutory Stock Option Merger Plan
Proxim Corporation 2002 Nonstatutory Stock Option Acquisition Plan
Proxim Corporation 2003 Stand-Alone Option Agreement for Franco Plastina
(Full title of the plans)

Richard J. Tallman
Vice President, General Counsel and Secretary
935 Stewart Drive
Sunnyvale, California 94085
(408) 731-2700
(Name and address including zip code and telephone number,
including area code, of agent for service)

Copies to:
Robert G. Day
Allison B. Spinner
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Calculation of Registration Fee

		Proposed Maximum
		Aggregate		Proposed Maximum
Title of Securities to	Amount to be	Offering Price		Aggregate		Amount of
be Registered	Registered (1)	Per Share		Offering Price		Registration Fee

2002 NONSTATUTORY STOCK OPTION MERGER PLAN Class A Common Stock, par value $.01 per share	5,521,028	$1.96	(2)	$10,821,214.88	(2)	$875.44

	1,478,972	$1.54	(3)	$2,277,616.88	(3)	$184.26
2002 NONSTATUTORY STOCK OPTION ACQUISITION PLAN Class A Common Stock, par value $.01 per share	1,443,837	$2.34	(2)	$3,378,578.58	(2)	$273.33

	3,556,163	$1.54	(3)	$5,476,491.02	(3)	$443.05
2003 STAND-ALONE OPTION AGREEMENT FOR FRANCO PLASTINA Class A Common Stock, par value $.01 per share	3,000,000	$0.68		$2,040,000.00		$165.04

TOTAL	15,000,000			$23,993,901.36		$1,941.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Class A Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.

(2)	The Proposed Maximum Offering Price Per Share represents a weighted average of the following estimates calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to 5,521,028 shares subject to outstanding options to purchase Class A Common Stock under the 2002 Nonstatutory Option Merger Plan described above, the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $1.96 per share pursuant to Rule 457(h) under the Securities Act. With respect to 1,443,837 shares subject to outstanding options to purchase Class A Common Stock under the 2002 Nonstatutory Stock Option Acquisition Plan described above, the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $2.34 per share pursuant to Rule 457(h) of the Securities Act.

(3)	Pursuant to Rule 457(c) and (h)(1) of the Securities Act, the price of $1.54 per share, is the average of the high and low prices of the Common Stock as reported on The Nasdaq National Market on December 3, 2003 and is set forth solely for purposes of calculating the filing fee for those shares without a fixed exercise price.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation Of Documents By Reference.
Item 4. Description Of Securities.
Item 5. Interest Of Named Experts And Counsel
Item 6. Indemnification Of Directors And Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
Index to Exhibits
EXHIBIT 5.1
EXHIBIT 10.56
EXHIBIT 10.57
EXHIBIT 10.58
EXHIBIT 10.59
EXHIBIT 10.60
EXHIBIT 23.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

     This Registration Statement on Form S-8 is being filed for the purpose of registering (i) 7,000,000 shares of the Registrant’s Class A Common Stock, duly authorized and reserved by the Registrant’s Board of Directors in April 2002, to be issued pursuant to options granted under the Registrant’s 2002 Nonstatutory Stock Option Merger Plan, (ii) 5,000,000 shares of the Registrant’s Class A Common Stock, duly authorized and reserved by the Registrant’s Board of Directors in June 2002, to be issued pursuant to options granted under the Registrant’s 2002 Nonstatutory Stock Option Acquisition Plan and (iii) 3,000,000 shares of the Registrant’s Class A Common Stock, duly authorized and reserved by the Registrant’s Board of Directors in May 2003, to be issued pursuant to that certain Stand-Alone Stock Option Agreement, dated May 2, 2003, for Franco Plastina, the Registrant’s President and Chief Executive Officer.

Item 3. Incorporation Of Documents By Reference.

     The following documents filed by Proxim Corporation (the “Registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference as of their respective dates:

     (a) The Registrant’s 2002 Annual Report on Form 10-K, filed with the SEC on March 31, 2003;

     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2003, filed with the SEC on May 12, 2003;

     (c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2003, filed with the SEC on August 11, 2003;

     (d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2003, filed with the SEC on November 10, 2003;

     (e) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 30, 2003; March 27, 2003; May 13, 2003; May 22, 2003; July 8, 2003 (2); July 29, 2003; August 25, 2003; September 15, 2003; October 3, 2003; October 27, 2003; and

     (f) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on July 11, 2000 and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interest Of Named Experts And Counsel

     The validity of the issuance of shares of Class A Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California. Jeffrey D. Saper, a member of WSGR, is a director of the Registrant. As of the date of this Form S-8, Mr. Saper holds approximately 6,980 shares of the Registrant’s Class A Common Stock and holds options to purchase up to 232,272 shares of the Registrant’s Class A Common Stock.

Item 6. Indemnification Of Directors And Officers.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.

     Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys’ fees, which the officer or director actually and reasonably incurred.

     The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of officers and directors to the fullest extent permitted by applicable law.

     In addition, the Registrant has also entered into employment agreements and indemnification agreements with some of its executive officers and directors which provide for such officers’ and directors’ indemnification with respect to certain matters. The Registrant has purchased directors’ and officers’ liability insurance for all of its directors and executive officers.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

10.56	Registrant’s 2002 Nonstatutory Stock Option Merger Plan.

10.57	Form of Registrant’s 2002 Nonstatutory Stock Option Merger Plan Option Agreement.

10.58	Registrant’s 2002 Nonstatutory Stock Option Acquisition Plan.

10.59	Form of Registrant’s 2002 Nonstatutory Stock Option Acquisition Plan Option Agreement.

10.60	Form of Registrant’s 2003 Stand-Alone Stock Option Agreement for Franco Plastina.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation. (included in Exhibit 5.1)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its December 4, 2003.

PROXIM CORPORATION

By:	/s/ David L. Thompson

David L. Thompson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Thompson, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 4, 2003 by the following persons in the capacities indicated.

/s/ Franco Plastina Franco Plastina	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David L. Thompson David L. Thompson	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Lorenzo A. Bettino Lorenzo A. Bettino	Director

/s/ Steven D. Brooks Steven D. Brooks	Director

/s/ Merle L. Gilmore Merle L. Gilmore	Director

/s/ Jeffrey A. Harris Jeffrey A. Harris	Director

/s/ Michael P. Ressner Michael P. Ressner	Director

/s/ Jeffrey D. Saper Jeffrey D. Saper	Director

/s/ Kenneth E. Westrick Kenneth E. Westrick	Director

/s/ Joseph R. Wright Jr. Joseph R. Wright, Jr.	Director

Index to Exhibits

Exhibit
Number	Description

10.56	Registrant’s 2002 Nonstatutory Stock Option Merger Plan.

10.57	Form of Registrant’s 2002 Nonstatutory Stock Option Merger Plan Option Agreement.

10.58	Registrant’s 2002 Nonstatutory Stock Option Acquisition Plan.

10.59	Form of Registrant’s 2002 Nonstatutory Stock Option Acquisition Plan Option Agreement.

10.60	Form of Registrant’s 2003 Stand-Alone Stock Option Agreement for Franco Plastina.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation. (included in Exhibit 5.1)